FOR IMMEDIATE RELEASE
CONTACT:
Ralph S. Nelson
President and Chief Executive Officer
(770) 795-4600

TRISM SELLS CERTAIN ASSETS TO BED ROCK, INC.
AND TRI-STATE PROPERTIES, LLC

KENNESAW, GA-February 7, 2002 -- TRISM, Inc. (OTC Bulletin Board: TSMX.OB), formerly the nation's leading transportation company specializing in the transportation of environmental and secured materials such as hazardous waste, explosives, military munitions and radioactive materials, today announced that it has sold substantially all of its assets and certain of its executory contracts and leases to Bed Rock, Inc., a Missouri corporation and Tri-State Properties, LLC, a Missouri limited liability company.

On December 18, 2001, the Company announced that it had filed a petition for voluntary reorganization of its operations under Chapter 11 with the U.S. Bankruptcy Court for the Western District of Missouri. Since then the Company has operated as debtor-in-possession and continued business as usual pending a sale being approved by the Bankruptcy Court.

On January 30, 2002 the U.S. Bankruptcy Court for the Western District of Missouri filed a Second Amended Order Pursuant to Section 363 & 365 of the Bankruptcy Code Authorizing (A) Sale of Certain Assets Free and Clear of Liens, Claims, Interest and Encumbrances, and (B) Assumption and Assignment of Certain Executory Contracts and Leases. The order affects not only TRISM, Inc. but also its various subsidiaries.

Pursuant to the Order, on February 5, 2002, the Company sold substantially all of its assets and assigned certain executory contracts and leases to Bed Rock, Inc. and Tri-State Properties, LLC.

The Company is now in the process of winding up its business and disposing of its remaining assets in a manner consistent with the best interests of the Company, and as permitted and approved by the Bankruptcy Court.

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This paragraph is included in this release in order to comply with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made above. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Among the factors that could cause different results are: the need for bankruptcy court approvals, access to cash collateral, the adequacy of and compliance with the debtor-in-possession financing, and the many uncertainties involved in operating a business in a chapter 11 bankruptcy environment. Additional information concerning other risk factors is contained in the company's SEC filings, copies of which are available from the company without charge.

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